Exhibit 99.1

MAILING ADDRESS
P. O. Box 513396
Los Angeles, CA 90051-1396
5200 Sheila Street
Commerce, CA 90040
TEL 323.264.5200
www.unifiedgrocers.com

For Immediate Release	Contacts:
October 1, 2007	Tom Schaffner, Unified Grocers (323) 264-5200
Bob Hutchins, Unified Grocers — Seattle (206) 763-7966

Unified Grocers Completes Acquisition of

Associated Grocers, Inc.

(SEATTLE) — Unified Western Grocers, Inc.1 (“Unified”), Los Angeles, Calif., announced today that it has completed the purchase of certain assets and liabilities of Associated Grocers, Inc. (“AG”), Seattle Wash. The transaction, which was initiated by both companies in May, 2007, closed here effective Sunday, September 30, 2007.

The total purchase price for the transaction was $38.5 million, although this figure is subject to customary post-closing adjustments over the next 45 days. Among the assets purchased by Unified were AG’s inventory of grocery products, equipment and furnishings; among the liabilities assumed by Unified were AG’s payables, the non-union employee pension plan and the lease on the company’s Seattle warehouse. Further, approximately 650 AG employees were hired by Unified and have commenced their employment with the company.

Coincident to the transaction, Unified obtained new supply agreements from the vast majority of AG’s existing customer base of grocery retailers. Unified also assumed certain existing supply agreements between AG and other retail customers, including an existing agreement with Haggen Food & Pharmacy and TOP Food & Drug, a 33-store chain with operations in Washington and Oregon.

[1]

As part of an initiative to strengthen its corporate brand and image in the marketplace, Unified Western Grocers recently changed its name and is now doing business as “Unified Grocers.” The Company has begun to utilize Unified Grocers as its business name for nearly all purposes and expects to effectuate a legal name change after approval by its shareholders at Unified’s next annual meeting in mid-February, 2008.

PAGE 2 — UNIFIED GROCERS COMPLETES ACQUISITION OF ASSOCIATED GROCERS, INC.

“This is a significant milestone in the history of our company,” said Alfred A. Plamann, president and chief executive officer, Unified Grocers. “In addition to strengthening our position as the largest retailer-owned wholesale grocery cooperative in the Western United

States, we have created an organization that will help our retail members and customers improve their competitiveness in the marketplace. Add to this synergies that we expect to achieve down the road and what emerges is a powerful regional wholesaler that will have a very positive impact on the future success of independents for many years to come.”

John Runyan, former president and chief executive officer, Associated Grocers and now serving as executive advisor to Al Plamann, said, “We are thrilled that this transaction has been completed and we are looking forward to the benefits we know it will bring to our customers, our vendor and supplier partners and, of course, our employees. Our future is secure and our prospects for growth are excellent.”

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers, Inc. is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the Western United States. Unified and its subsidiaries, which generated approximately $3 billion in sales during fiscal 2006, offer independent retailers all the resources they need to compete in the supermarket industry.

This press release contains forward-looking statements with respect to benefits expected to be derived from the proposed acquisition. There are a variety of factors which could cause actual results to differ materially from those anticipated by the statements above. These factors are outlined in Unified’s Form 10-Q and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.